Exhibit 10.1

[WEC ENERGY GROUP LETTERHEAD]

November 8, 2023

Mr. Gale Klappa
833 E. Michigan St.
Suite 1490
Milwaukee, WI 53202

Dear Gale,

As we’ve discussed over the past several months, the board greatly appreciates the exceptional leadership you provide to our company and our industry.

With your current agreement scheduled to conclude in May of next year, the board requests that you continue to serve the company thereafter in the role of non-executive chairman.

The appointment, of course, is subject to annual board nomination and stockholder approval.

Please indicate your willingness to serve in this capacity by signing below.

We look forward to extending our long and productive relationship.

Sincerely,

/s/ Ulice Payne, Jr.

Ulice Payne, Jr.
Chair, WEC Energy Group Compensation Committee

Acknowledged and Accepted:

/s/ Gale E. Klappa	November 8, 2023
Gale E. Klappa	Date